Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Announces Acquisition of Free-Standing

Retail Property for $4.55 Million

•	Principle tenant is Harps Food Store, a regional grocery chain under an initial 20-year lease term

•	Purchase expands Wheeler’s presence in Oklahoma

Virginia Beach, VA – December 18, 2012 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that it has purchased a 31,705 square foot free-standing retail property for a purchase price of approximately $4.55 million, or equal to $143.50 per square foot.

The property is stabilized by a 20-year, triple-net lease with Harps Food Stores (Harps), one of the grocery industry’s most recognized independent chains with over 65 locations throughout Oklahoma, Arkansas, and Missouri. The property is located in Grove, a city in Northeast Oklahoma approximately 90 miles from Tulsa. With this purchase, Wheeler now has nine properties in four states across the Southeast and Midwest.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “We are very pleased to have closed on the first acquisition since our IPO. We are delighted to have acquired a property with a well-known tenant in Harps, favorable lease terms, and in a strong location that operates as the primary grocery store for the entire community. We feel that this property is an excellent and stable addition to Wheeler’s growing portfolio of grocery–anchored properties, situated as the primary location for necessity shopping in secondary and tertiary markets.”

Grove, Oklahoma

The Grove, Oklahoma location is a 31,705 square foot free-standing retail property located on one of the city’s main streets.

The property was built in and is leased by regional merchant, Harps. The initial term of the lease is 20 years and expires in June 2032, with four five-year options to renew.

Location / Demographic Information

Grove is located in Delaware County, OK, which has a population of approximately 41,487.

Wheeler Real Estate Investment Trust Inc.	Page 2
December 18, 2012

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains nine strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward Looking Statements

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations and contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements regarding the availability of suitable acquisition targets and the Company’s ability to identify and negotiate such acquisition targets are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com